COMMON STOCK PURCHASE AGREEMENT

DATED AS OF

MAY 5, 2007

AMONG

BONDS FINANCIAL, INC.

AND

THE INVESTORS IDENTIFIED HEREIN

BONDS FINANCIAL, INC.

Stock Purchase Agreement

The undersigned, **BONDS FINANCIAL, INC.**, a Delaware corporation (the "Corporation") hereby agrees with each of the parties identified on Schedule I hereto (each, an "Investor," and, collectively, the "Investors") as follows:

1. **Issuance and Sale of Common Stock; Closings.**

1.1 **Issuance of Initial Common Shares.**

On the terms and subject to the conditions hereof, the Corporation has authorized the issuance at the Initial Closing (as hereinafter defined) of an aggregate of 23,355 shares of Common Stock (the "Initial Common Shares").

1.2 **Issuance of Additional Common Shares.**

On the terms and subject to the conditions hereof, the Corporation has authorized the issuance during the Additional Sale Period (as hereinafter defined) of an aggregate of up to difference between 350,217 shares of Common Stock and the number of Initial Common Shares (such shares of Common Stock being referred to herein as the "Additional Common Shares") to one or more "accredited investors" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). For convenience of reference, the Initial Common Shares and if existing, the Additional Common Shares are sometimes hereinafter collectively referred to as the "Common Shares".

1.3 **Agreement to Purchase and Sell the Common Stock.**

(a) At the Initial Closing, the Corporation is selling to each Investor identified on Schedule I hereto, and each Investor is severally purchasing from the Corporation, upon the terms and subject to the conditions hereinafter set forth, that number of Common Shares set forth opposite the name of such Investor on Schedule I hereto at a purchase price of $4.2817 per share of the Common Shares.

(b) During the period commencing on the Initial Closing Date and ending one hundred and eighty (180) days thereafter (the "Additional Sale Period"), the Corporation may offer for sale and sell pursuant to this Agreement up to all of the Additional Common Shares, at a purchase price of $4.2817 per Additional Common Share (as constituted on the date hereof), to

a limited number of investors to be identified by the Corporation (said investors being sometimes hereinafter collectively referred to as the "Additional Investors"), on the terms and subject to the conditions set forth in this Agreement; provided; however, that no such sale shall be consummated subsequent to the end of the Additional Sale Period.

1.4 **The Initial Closing.**

The initial closing hereunder with respect to the Common Shares is taking place on the date hereof (the "Initial Closing") at the offices of the Corporation, Bonds Financial, Inc, 100 N. Washington Blvd., Suite 201, Sarasota, FL 34236, simultaneously with the execution and delivery of this Agreement (the date hereof being sometimes herein referred to as the "Initial Closing Date").

1.5 **Delivery of Common Stock to the Investors.**

At the Initial Closing, the Corporation is delivering to each Investor a stock certificate representing that number of shares of Common Stock set forth opposite such Investor's name on Schedule I hereto, registered in the name of such Investor and dated the Initial Closing Date, against receipt by the Corporation of a certified check payable to the Corporation or a wire transfer of immediately available funds, to an account designated by the Corporation, in either case in an amount equal to the full amount of the purchase price set forth opposite that Investor's name on Schedule I hereto.

1.6 **The Additional Closing.**

(a) The closing or closings hereunder during the Additional Sale Period with respect to the purchase and sale of Additional Common Shares (each of said closings being sometimes hereinafter referred to as an "Additional Closing"), if any, shall take place at the office of the Corporation, Bonds Financial, Inc, 100 N. Washington Blvd., Suite 201, Sarasota, FL 34236, on a business day mutually acceptable to the Corporation and the Additional Investor or Additional Investors not later than ninety days after the date hereof.

(b) Upon the sale of Additional Common Shares to an Additional Investor in accordance with paragraph (a) above, such Additional Investor shall be deemed an Investor hereunder and under the Stockholders' Agreement (as defined in Section 2.3 hereof), bound by the applicable terms and provisions of this Agreement and the Stockholder's Agreement, subject to all the obligations and duties imposed upon, and entitled to all rights and benefits accorded to, the Investors generally under this Agreement and the Stockholders' Agreement to the same extent as if originally named herein and therein as an Investor.

(c) In connection with the sale and delivery of Additional Common Shares, the Corporation and each Additional Investor shall execute and deliver a supplement (i) to this Agreement, reflecting the name and address of such Additional Investor, the number of Additional Common Shares purchased thereunder and such other changes as are necessary to reflect the consummation of the transactions contemplated hereby and intervening events between the date hereof and the date of such sale, and (ii) to the Stockholders' Agreement. Thereupon, Schedule I hereto and thereto shall be deemed automatically and without further

action on the part of the parties hereto amended to reflect the issuance of the Additional Common Shares to such Additional Investors.

2. Representations and Warranties of the Corporation.

The Corporation hereby represents and warrants to the Investors as follows:

2.1 Organization.

The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has all requisite corporate power and authority to own and operate its properties, enter into this Agreement and perform its obligations hereunder. The Corporation is qualified to do business as a foreign corporation in the State of Florida and is not qualified to do business as a foreign corporation in any other jurisdiction where the failure to be so qualified would have a material adverse effect on the Corporation's business or financial condition.

2.2 Capitalization.

(a) The authorized capital stock of the Corporation immediately prior to the consummation of the Initial Closing consists of 15,000,000 shares designated as Common Stock, $.0001 par value, of which: (a) 6,305,889 are issued and outstanding.

Except as set forth on Schedule 1.2 there will be no (x) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Corporation is or may become obligated to issue or sell any shares of capital stock or other securities of the Corporation, (y) except as set forth in the Stockholders Agreement, preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Corporation pursuant to any provision of law, the Certificate of Incorporation or By-laws of the Corporation or any agreement to which the Corporation is party or otherwise or (z) obligation (contingent or otherwise) of the Corporation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

2.3 Authorization.

The execution, delivery and performance by the Corporation of this Agreement, the Stockholders' Agreement dated the date hereof (the "Stockholders' Agreement") among the Corporation and the Investors and certain other stockholders of the Corporation, in the form attached hereto as **Exhibit A** and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Corporation, and this Agreement and the Stockholders' Agreement have been duly executed and delivered by the Corporation and constitute the valid and binding obligations of the Corporation, enforceable in accordance with their respective terms, except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law. The execution, delivery and performance of this Agreement, the Stockholders'

Agreement and compliance with the provisions hereof and thereof by the Corporation will not (a) violate in any material respect any law or statute or order, judgment or decree of any court, administrative agency or other governmental body applicable to the Corporation or its properties or assets, (b) conflict in any material respect with or result in any material breach of any of the terms or provisions or constitute (with due notice or lapse of time, or both) a default under the Certificate of Incorporation or By-laws of the Corporation or any note, indenture, mortgage, lease agreement or other material agreement, contract or instrument to which the Corporation is a party or by which it or any of its properties or assets may be bound or affected or (c) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any material nature whatsoever upon any of the Corporation's properties or assets.

2.4 **No Consent or Approval Required.**

Subject to the truth and accuracy of the representations and warranties of the Investors contained in Section 3 of this Agreement, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person or entity is required for (a) the valid authorization, execution, delivery and performance by the Corporation of this Agreement; (b) the offer, sale or issuance of the Initial Common Shares, (ii) the Additional Common Shares as of the date of the Additional Closing(s); or (c) the consummation of the transactions contemplated hereby as of the dates of the Initial Closing and Additional Closing(s), respectively.

2.5 **Authorization of Common Stock.**

The issuance, sale and delivery of the Initial Common Shares and the Additional Common Shares, have been duly authorized by all requisite corporate action of the Corporation, the Additional Common Shares have been reserved for issuance pursuant to this Agreement, and when issued, sold and delivered in accordance with the terms of this Agreement and the Certificate of Incorporation, the Initial Common Shares and the Additional Common Shares, if any, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive or other similar rights of the stockholders of the Corporation or others, except as set forth in this Agreement or in the Stockholders' Agreement, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by the Corporation.

2.6 **Liabilities.** Attached hereto as **Schedule 2.6** is a list of all material liabilities of the Corporation as of the date of the Initial Closing. The Corporation has not had any earnings or income since commencing operations.

2.7 **Agreements.**

Schedule 2.7 hereto sets forth a true and complete list of all contracts, agreements, instruments, understandings or arrangements to which the Corporation is a party or by which it is bound (i) that involve liabilities or obligations of, or payments by or to the Corporation or otherwise have a value in excess of $50,000, (ii) that involve the license to or from the Corporation of any intellectual property rights (other than licenses of, or licenses arising from purchases of, "off-the-shelf" or other standard products), (iii) between it and any of its officers, directors, employees, consultants other then in the ordinary course of the Corporation's

business or (iv) that restricts the Corporation from engaging in any aspect of its business or competing in any line of business in any geographic area.

2.8 **Litigation.**

Except as set forth on **Schedule 2.8** hereto, there are no actions, suits, proceedings or investigations pending nor, to the knowledge of the Corporation, a legitimate basis therefor, nor to the knowledge of the Corporation threatened against the Corporation by or before any court or governmental agency which, in each case if adversely determined, would have a material adverse effect on the Corporation.

2.9 **Compliance with Laws; Governmental Authorizations**.

The Corporation is in compliance with all laws, rules, regulations, ordinances, orders, judgments, injunctions, decrees and other legislative, administrative or judicial restrictions (including the Federal securities laws and regulations thereunder and the rules of all such regulatory organizations of which the Corporation is a member) that, if violated, would have a material adverse effect on the Corporation.

2.10 **Intellectual Property**.

Schedule 2.10 hereto sets forth a list of all domestic and foreign patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, internet domain names and copyrights owned by or registered in the name of the Corporation, or with respect to which the Corporation is a licensor or licensee (and all applications therefor that are in the process of being prepared by the Corporation). The Corporation owns, possesses or has or believes it can obtain on commercially reasonable terms adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and all other intellectual property rights (collectively, "Intellectual Property") necessary to the conduct of its business as presently conducted. No claim is pending and the Corporation has not received written notice from any third party to the effect that the operations of the Corporation infringe upon or conflict with the asserted rights of any person under any Intellectual Property. No claim is pending and the Corporation has not received written notice from any third party to the effect that any such Intellectual Property owned or licensed by the Corporation, or which the Corporation otherwise has the right to use is invalid or unenforceable by the Corporation or that the Corporation is infringing on intellectual property rights of such third party. Except as set forth on Schedule 2.10 hereto, all material trademarks and service marks owned by the Corporation are the subjects of registrations or pending applications in the United States Patent Trademark Office; all trademark registrations are valid and subsisting and in full force and effect and all affidavits or declarations of continuing use, affidavits of incontestability, renewals and all other maintenance actions have been filed on a timely basis with respect to the material trademarks of the Corporation. Except as set forth on Schedule 2.10 hereto, none of the material trademarks of the Corporation for which trademark applications are pending have been abandoned by the Corporation. Anything contained herein to the contrary notwithstanding, no representation or warranty is being made hereunder by the Corporation with respect to any content or information accessible through hyperlinks from the Corporation's Web

site on the Internet to third party Web sites on the Internet or such third party's Intellectual Property or other rights of any person related to such content or information.

2.11 **Employees**.

To the knowledge of the Corporation, no employee of the Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Corporation or any other party as a result of the nature of the business presently conducted by the Corporation. The Corporation does not have any collective bargaining agreement covering any of its employees. The Corporation has no formal written employee benefit plans presently in force with respect to profit-sharing, pensions, stock options, equity rights or other similar benefits.

2.12 **Taxes.**

Except as set forth on **Schedule 2.12** hereof, the Corporation has filed all tax returns when due and paid all taxes shown thereon to be due, if any, that are required to have been filed on or before the Closing with appropriate Federal, state, county and local governmental agencies or instrumentalities, including any and all payroll taxes, except where the failure to do so would not have a material adverse effect upon the business of the Corporation taken as a whole. The Corporation has not been advised in writing (a) that any of its returns, Federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed adjustment to its Federal, state or other taxes.

2.13 **Title to Properties.**

The Corporation owns no real property and all other properties (if any) owned by the Corporation are owned outright free and clear of mortgages, pledges, security interests, liens, charges and other encumbrances, except (a) liens for current taxes not yet due and (b) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Corporation.

2.14 **Offering.**

Subject to the accuracy of the Investors' representations and warranties in Section 3 hereof to the Corporation, the offer, sale and issuance of the Common Shares to the Investors in conformity with the terms of this Agreement constitutes transactions exempt from the registration requirements of Section 5 of the Securities Act and the registration or qualification requirements of any applicable state securities or "blue sky" laws.

2.15 **Use of Proceeds.**

The Corporation intends to utilize the net proceeds from the sale of the Common Shares for working capital, operating and general corporate purposes and for the payment of professional expenses (including legal and accounting fees and expenses).

2.16 **Brokers and Finders.**

No person or entity acting on behalf or under the authority of the Corporation is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated by this Agreement.

3. **Representations and Warranties of the Investors.**

Each Investor hereby severally represents and warrants to the Corporation as follows:

3.1 **Authorization.**

The execution, delivery and performance by such Investor of this Agreement and the Stockholders' Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Investor, and this Agreement and the Stockholders' Agreement have been duly executed and delivered by such Investor and constitute the valid and binding obligations of such Investor enforceable in accordance with their respective terms, except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law.

3.2 **Investment Intent.**

Such Investor is acquiring the Common Shares being acquired by it, him or her hereunder, for investment and not with a view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or reselling the same or any part thereof.

3.3 **Restricted Securities.**

Such Investor understands (i) that the Common Shares have not been and will not be, registered under the Securities Act or registered or qualified under any applicable state securities or "blue-sky" laws by reason of their issuance in transactions exempt from the registration requirements of the Securities Act or registration or qualification requirements any applicable state securities or "blue-sky" laws, (ii) that the Corporation is under no obligation to so register any Common Stock, and (iii) that the certificate(s) evidencing the shares of the Common Shares will be imprinted with a legend that prohibits the transfer substantially as set forth in Section 6(b) hereof unless they are registered or such registration is not required.

3.4 **Access to Information; Experience.**

Such Investor has been furnished with or has had access during the course of this transaction and prior to sale of the Common Shares to all information necessary to enable such Investor to evaluate the merits and risks of a prospective investment in the Corporation and such Investor has had an opportunity to discuss with representatives of the Corporation the business and financial affairs of the Corporation and the terms and conditions of the offering and to obtain such additional information, to the extent that the Corporation possesses such information or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of the

information to which such Investor has had access and all questions raised by such Investor have been answered by the Corporation to the full satisfaction of such Investor. Such Investor has conducted its, his or her own investigation and analysis of the business and its, his or her investment in the Common Shares, and is not relying on the Corporation's business plan or executive summary (if any) or any other written material or any information or opinions that may be contained therein in making its or his decision to purchase the Common Shares. Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Corporation so that he, she or it is capable of evaluating the merits and the risks of its investment in the Corporation and has the capacity to protect his, her or its own interests in making his, her or its investment in the Corporation. Such Investor can afford to bear the economic risks of its investment in the Corporation for an indefinite period and can afford to suffer a complete loss of his, her or its investment in the Common Shares.

3.5 **Rule 144.**

Such Investor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such person) promulgated under the Securities Act ("Rule 144") depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances only in limited amounts.

3.6 **Speculative Investment.**

Such Investor understands that the Corporation has a limited financial and operating history, that the Common Shares are a speculative investment which involve a high degree of financial risk, and that there is no assurance of any economic, income or tax benefit from such investment.

3.7 **Accredited Investor.**

Such Investor is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and has executed an accurate, true and complete Investor Suitability Questionnaire in the form of **Exhibit C** attached hereto.

3.8 **Investor Formation.**

No Investor who is an entity has been formed solely for the purpose of effecting its investment hereunder.

3.9 **Representations and Warranties Limited.**

No representations or warranties have been made to such Investor by the Corporation or any officer, employee, agent or affiliate of the Corporation other than as expressly set forth in Section 2 of this Agreement.

3.10 **Brokers and Finders.**

No person or entity acting on behalf or under the authority of the Investors is or will be entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated this Agreement.

4. **Conditions Precedent to Obligations of Investors at the Closing under this Agreement.**

The respective several obligations of the Investors to purchase and pay for the Initial Common Shares on the Initial Closing Date and of the Additional Investors to purchase and pay for the Additional Common Shares on the date of the Additional Closing, are subject to the following conditions precedent:

4.1 **Corporate Proceedings; Consents; Etc.**

All corporate and/or other proceedings to be taken by the Corporation, its officers, directors and stockholders and all waivers and consents to be obtained by the Corporation in connection with the transactions contemplated by this Agreement and the Stockholders' Agreement shall have been taken or obtained.

4.2 **Blue Sky Matters.**

All consents, approvals, qualifications and/or registrations required to be obtained or effected under any applicable state securities or "blue-sky" laws in connection with the execution and delivery of the Initial Shares shall have been obtained or effected.

4.3 **Stockholders' Agreement.**

The Stockholders' Agreement shall have been executed and delivered by the Corporation and each of the Investors.

5. **Conditions Precedent to Obligations of Corporation at the Closing under this Agreement.**

The obligation of the Corporation to issue and sell the Initial Common Shares on the Initial Closing Date is subject to the following conditions precedent:

5.1 **Blue Sky Matters.**

All consents, approvals, qualifications and/or registrations required to be obtained or effected under any applicable state securities or "blue-sky" laws in connection with the execution and delivery of the Initial Common Shares shall have been obtained or effected.

5.2 **Stockholders' Agreement.**

The Stockholders' Agreement shall have been executed and delivered by the Corporation and each of the Investors.

5.3 **Payment of Purchase Price.**

Each Investor shall have delivered the full consideration payable by such Investor hereunder as specified in Section 1.3 hereof.

6. **Transfer of Securities.**

(a) **Restrictions on Transfer.** Each Investor acknowledges that the Common Shares have not been and will not be registered under the Securities Act, that such shares are being or will be issued pursuant to an exemption from registration under the Securities Act and that such shares constitute "restricted securities" under Rule 144. Accordingly, the Common Shares held by the Investors shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a "Transfer") except upon the conditions specified in this Section 6 (which provides for certain additional restrictions on transfer), which conditions are intended to ensure compliance with the provisions of the Securities Act and this Agreement.

(b) **Restrictive Legend.** Each certificate for Common Shares held by the Investors and each certificate for any such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Sections 6(c) and 6(d)) be stamped or otherwise imprinted with a legend in substantially the following form:

> **"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 6 OF THE STOCK PURCHASE AGREEMENT AMONG BONDS FINANCIAL, INC. AND THE OTHER PARTIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. UPON THE FULFILLMENT OF ALL APPLICABLE CONDITIONS, BONDS FINANCIAL, INC. HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF."**

(c) **Notice of Transfer.** Each Investor agrees, prior to any Transfer of the Common Shares to give written notice to the Corporation of such Investor's intention to effect such Transfer and to comply in all other respects with the provisions of this Section 6. Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by the written opinion, addressed to the Corporation, of counsel for the holder of such shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Corporation), such proposed Transfer does not involve any transaction requiring registration or qualification of such shares under the Securities Act or the securities or "blue-sky" laws of any relevant state of the United States; provided, however, that no such opinion of counsel shall be necessary for a Transfer by an Investor that is a partnership

to a partner, retired partner or entity thereof upon an approved distribution thereto under the applicable partnership agreement. Such Investor shall thereupon be entitled to Transfer such shares in accordance with the terms of the notice delivered by it to the Corporation. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such shares (and each certificate or other instrument evidencing any untransferred balance of such shares) shall bear the legend set forth in Section 6 unless (a) in such opinion of counsel registration of any future Transfer is not required by the applicable provisions of the Securities Act and applicable state securities or "blue-sky" laws or (b) the Corporation shall have waived the requirement of such legends; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such Transfer in the event such Transfer shall be made in compliance with the requirements of Rule 144. No Investor shall Transfer any Common Shares, until such opinion of counsel has been given (unless waived by the Corporation or unless such opinion is not required in accordance with the provisions of this Section 6).

(d) **Removal of Legends, Etc.** Notwithstanding the foregoing provisions of this Section 6, the restrictions imposed by this Section 6 upon the transferability of any shares of the capital stock of the Corporation held by the Investors shall cease and terminate when (a) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 6(c) and, pursuant to Section 6(c), the securities so transferred are not required to bear the legend set forth in Section 6(b) or (b) the holder of such shares has met the requirements for Transfer of such shares pursuant to subparagraph (k) of Rule 144 within any consecutive three (3) month period without volume or manner of sale limitations. Whenever the restrictions imposed by this Section 6 shall terminate, as herein provided, each Investor holding shares as to which such restrictions have terminated shall be entitled to receive from the Corporation, without expense, a new certificate not bearing the restrictive legend set forth in Section 6(b) and not containing any other reference to the restrictions imposed by this Section 6.

7. **Confidentiality.**

Each Investor agrees to and shall keep strictly confidential and will not disclose or divulge any confidential, proprietary or secret information which such Investor has obtained in the course of the negotiation and consummation of the transactions contemplated hereby or may obtain from the Corporation, including, by way of example and not in limitation thereof, the terms of this Agreement and the Stockholders' Agreement, financial statements, reports and other information and materials submitted by the Corporation as required hereunder, unless required to be disclosed by law or pursuant to any judgment, order, subpoena or decree of any court having competent jurisdiction; provided the Investor gives the Corporation reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent, or unless such information is already known to the Investor or is or becomes publicly known, or unless the Corporation provides its written consent to the Investor's release of such information, except that no such written consent shall be required (and Investor shall be free to release such information) if such information is to be provided to an Investor's lawyer or accountant, or in the case of an Investor that is a limited partnership, to such Investor's limited partners (except that the information provided to such limited partners shall be limited to summary financial data of the Corporation and a general description of the Corporation's

business performance); provided such recipient is advised of the confidential nature of such information. Each Investor acknowledges that such information is for its use solely in connection with evaluating its investment in the Corporation.

8. **Expenses.**

(a) The Corporation, on the one hand, and each Investor, on the other hand, shall bear its or their own expenses in connection with the preparation for and consummation of the transactions contemplated by this Agreement.

(b) Each party hereto shall indemnify and hold each other party hereto harmless from and against any claims, liabilities, damages or expenses incurred by such party arising from the breach of the representation and warranty made by such party hereunder with respect to brokers' or finders' fees (or any facts or circumstances constituting such breach).

9. **Notices.**

All notices, advices and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopier or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

(a) if to the Corporation, to:

Bonds Financial, Inc.
100 N. Washington Blvd., Suite 201
Sarasota, FL 34236
Attention: Chief Executive Officer

with a copy to:

Rele & Becker, LLC
1375 Broadway, Suite 1400
New York, New York 10018
Attention: David Becker, Esq.

-and-

(b) if to the Investors, to their respective addresses and representative's addresses, if any, set forth on Schedule I;

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall

be deemed to have been delivered and received (i) in the case of personal delivery, electronic mail delivery on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. As used in this Section 9, "business day" shall mean any day other than a day on which banking institutions in the State of New York are legally closed for business.

10. **Successors and Assigns.**

Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto.

11. **Amendments.**

The terms and provisions of this Agreement may only be amended or waived either (a) with the written consent of the Corporation and the Investors (the "Requisite Investors") holding a majority, by voting power of the Common Shares purchased hereunder or (b) in a writing by the party or parties against whom such amendment or waiver is sought to be enforced.

12. **Entire Agreement.**

This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

13. **Aggregation.**

Shares of capital stock of the Corporation owned by partnerships and corporations having substantially common ownership interests or managed by the same principals and owned by individual investors affiliated with one another may be aggregated for the purposes of calculating the aggregate percentage or number of shares of capital stock of the Corporation owned by any Investor and any permitted transferee hereunder.

14. **Counterparts.**

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15. **Headings.**

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16. **Governing Law.**

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein (without reference to any principles of conflicts of laws).

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Stock Purchase Agreement to be executed as of the date first written above.

BONDS FINANCIAL, INC.

By: ______________________________

Name:

Title:

INVESTORS:

____

Name of Investor

By: ______________________________

Name:

Title: